As filed with the Securities and Exchange Commission on July 25, 2014.

Registration No. 333-196983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	45-4488360
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vikram Lamba

President and Chief Executive Officer

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert W. Sweet, Jr., Esq. Jeffrey L. Quillen, Esq. Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, Massachusetts 02110 (617) 832-1000	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to Registration Statement on Form S-1 is being filed solely for the purpose of amending Item 16 of “Part II—Information Not Required in Prospectus” and the related Exhibit Index, and filing Exhibits 1.1, 4.1 and 24.2 and refiling an amended version of Exhibit 21.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount
Securities and Exchange Commission registration fee	$11,376
FINRA filing fee	13,748
NASDAQ Global Market listing fee	125,000
Accountants’ fees and expenses	80,000
Legal fees and expenses	1,000,000
Transfer agent’s fees and expenses	10,000
Blue Sky fees and expenses	12,500
Printing and engraving expenses	250,000
Miscellaneous	97,376
Total Expenses	$1,600,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon the closing of this offering, our certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon the closing of this offering, our amended and restated bylaws will provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Zosano Pharma Corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Upon the closing of this offering, our amended and restated bylaws will provide that expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in our amended and restated bylaws that will be effective as of the closing of this offering are not exclusive. In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Stock Options

At various times since June 2012, we have granted options to purchase an aggregate of 662,162 shares of common stock to our employees, directors, and consultants pursuant to our 2012 Stock Incentive Plan, at exercise prices ranging from $1.28 to $4.52 per share. None of these options have been exercised to date. The issuance of these options was exempt from registration pursuant to Rule 701 of the Securities Act of 1933, as securities issued pursuant to a compensatory benefit plan.

The following table provides information regarding the number of options issued pursuant to our 2012 Stock Incentive Plan in each calendar year during this period.

Year	Options Issued (#)	Weighted average exercise price of issued options ($)	Total shares of stock issued upon exercise of outstanding options (#)	Weighted average exercise price of exercised options ($)
2012	327,435	$1.41	—	$—
2013	203,943	$1.40	—	$—
2014	130,784	$1.28	—	$—

Common Stock

On January 26, 2012, we sold an aggregate of 937,500 shares of common stock to our Chief Executive Officer, Vikram Lamba, and our Chief Scientific Officer, Peter Daddona. On December 11, 2012, we issued an aggregate of 12,500 additional shares of common stock to Mr. Lamba and Dr. Daddona pursuant to our 2012 Stock Incentive Plan. The issuance of these shares was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering, and pursuant to Rule 701 of the Securities Act of 1933, as securities issued pursuant to a compensatory benefit plan.

In April 2012, in a transaction to recapitalize our business, structured as a reverse triangular merger, a wholly-owned subsidiary of Zosano Pharma Corporation (then named ZP Holdings, Inc.) was merged with and into ZP Opco, Inc. (then named Zosano Pharma, Inc.), whereby ZP Opco was the surviving entity and became a wholly-owned subsidiary of Zosano Pharma Corporation. As part of this reorganization, we issued 2,812,498 shares of our common stock to the stockholders and optionholders of ZP Opco in exchange for the cancellation of all outstanding common and preferred stock of ZP Opco and all outstanding stock options. Also, in connection with this reorganization, all outstanding debt and related accrued interest of ZP Opco held by investors was cancelled, and all outstanding warrants to purchase capital stock were terminated. The issuance of these shares was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering.

In April 2012, in connection with the restructuring of our lease with an affiliate of BioMed Realty Holdings, Inc., or BMR, for our facilities located in Fremont, California, we issued an aggregate of 1,344,314 shares of our common stock to BMR and another affiliate of BMR. The issuance of these shares was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering. In June 2014, in consideration of BMR agreeing to subordinate its secured promissory note and related security interest to our term loan facility with Hercules and its related security interest, we issued an aggregate of 31,250 shares of our common stock to BMR. The issuance of these shares was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering.

BMR Promissory Note

In April 2012, in consideration of the amendment of our lease agreement with BMR’s affiliate, we issued a new four year non-callable secured promissory note to BMR with an original principal amount of $8.6 million bearing interest at the rate of 8% per annum, compounded annually. All principal and interest will become due and payable under the note in April 2016. The note is secured by substantially all of our assets, including intellectual property. In addition to the note, we issued shares of our common stock to BMR and another affiliate of BMR in connection with the restructuring, described above under the heading “Common Stock”. The issuance of the secured promissory note to BMR was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering.

Convertible Promissory Notes

In September 2013, we issued and sold convertible promissory notes in the aggregate original principal amount of approximately $3.0 million to certain of our existing stockholders. In February 2014, we issued and sold additional convertible promissory notes in the aggregate original principal amount of $2.5 million to certain of our existing stockholders. Pursuant to their terms, all of these notes will automatically convert upon the closing of this offering into shares of our common stock, at a conversion price equal to 85% of the price per share at which our common stock is sold in this offering. The issuance of these bridge notes was exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 25th day of July, 2014.

ZOSANO PHARMA CORPORATION

By:	/s/ Vikram Lamba
Vikram Lamba
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vikram Lamba Vikram Lamba	Chief Executive Officer, President and Director (Principal Executive Officer)	July 25, 2014

* Winnie W. Tso	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2014

* Peter Daddona	Director	July 25, 2014

* Bruce Steel	Director	July 25, 2014

* M. James Barrett	Director	July 25, 2014

* Kleanthis G. Xanthopoulos	Director	July 25, 2014

* Troy Wilson	Director	July 25, 2014

*	The undersigned, by signing his name hereto, does sign and execute this registration statement as attorney-in-fact pursuant to the powers of attorney executed by the above-named directors and officer of the registrant, which powers of attorney were included in the signature page to the Registration Statement of Zosano Pharma Corporation on Form S-1 (File No. 333-196983) filed with the Securities and Exchange Commission on June 24, 2014.

/s/ Vikram Lamba
Vikram Lamba, attorney-in fact

EXHIBIT INDEX

Exhibit number	Description

1.1	Form of Underwriting Agreement

3.1†	Certificate of Incorporation of Zosano Pharma Corporation

3.2†	Certificate of Amendment to Certificate of Incorporation of Zosano Pharma Corporation, effective April 18, 2012

3.3†	Certificate of Amendment to Certificate of Incorporation of Zosano Pharma Corporation, effective June 23, 2014

3.4†	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation, to be effective upon the closing of this offering

3.5†	Bylaws of Zosano Pharma Corporation

3.6†	Amended and Restated Bylaws of Zosano Pharma Corporation, to be effective upon the closing of this offering

3.7†	Certificate of Amendment to Certificate of Incorporation of Zosano Pharma Corporation, effective July 11, 2014

4.1	Specimen certificate evidencing shares of common stock

4.2†	Note Purchase Agreement, dated as of September 9, 2013, among ZP Holdings, Inc., BMV Direct SO LP, BMV Direct SOTRS LP, New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P. and ProQuest Management LLC

4.3†	Form of Subordinated Convertible Promissory Note dated September 9, 2013

4.4†	Note Purchase Agreement, dated as of February 26, 2014, among ZP Holdings, Inc., BMV Direct SO LP, BMV Direct SOTRS LP and New Enterprise Associates 12, Limited Partnership

4.5†	Form of Subordinated Convertible Promissory Note dated February 26, 2014

4.6†	Stock Repurchase Option Agreement, dated May 15, 2012, between ZP Holdings, Inc. and Peter Daddona

4.7†	Stock Repurchase Option Agreement, dated May 15, 2012, between ZP Holdings, Inc. and Vikram Lamba

4.8†	First Amendment, dated as of June 3, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated September 9, 2013

4.9†	First Amendment, dated as of June 3, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated February 26, 2014

5.1†	Opinion of Foley Hoag LLP

10.1**†	Collaboration, Development and License Agreement, dated January 31, 2014, between Zosano Pharma, Inc. and Novo Nordisk A/S

10.2†	Notice of Termination, dated January 27, 2014, of the Amended and Restated License Agreement dated as of April 1, 2012 among Zosano Pharma, Inc. and Asahi Kasei Pharma Corporation

10.3†	Letter Amendment to Intellectual Property License Agreement, dated February 22, 2011 between ALZA Corporation and Zosano Pharma, Inc.

10.4**†	Intellectual Property License Agreement, dated as of October 5, 2006, between ALZA Corporation and The Macroflux Corporation

10.5†	Secured Promissory Note, dated April 26, 2012, between ZP Holdings, Inc. and BioMed Realty Holdings, Inc.

Exhibit number	Description

10.6†	Security Agreement, dated as of April 26, 2012, between ZP Holdings, Inc. and BioMed Realty Holdings, Inc.

10.7†	Intellectual Property Security Agreement, dated as of April 26, 2012, between ZP Holdings, Inc. and BioMed Realty Holdings, Inc.

10.8†	Guaranty, made as of April 1, 2012, by ZP Holdings, Inc. in favor of BMR-34790 Ardentech Court LP

10.9†	Lease Agreement, dated May 1, 2007, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.10†	First Amendment to Lease, dated June 20, 2008, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.11†	Second Amendment to Lease, dated October 16, 2008, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.12†	Third Amendment to Lease, dated April 29, 2011, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.13†	Fourth Amendment to Lease, dated July 31, 2011, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.14†	Fifth Amendment to Lease, dated April 1, 2012, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP

10.15†	Form of Indemnification Agreement for Directors associated with an Investment Fund

10.16†	Form of Indemnification Agreement for Directors not associated with an Investment Fund

10.17±†	Employment Letter Agreement, dated April 30, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and W. Tso

10.18±†	Amendment to Amended and Restated Employment Letter Agreement, dated January 31, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza

10.19±†	Amended and Restated Employment Letter Agreement, dated July 22, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza

10.20†	Loan and Security Agreement, dated as of June 3, 2014, between Zosano Pharma, Inc. and Hercules Technology Growth Capital, Inc.

10.21†	Joinder Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.22†	ZP Holdings, Inc. Pledge Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.23±†	Amendment No. 2 to Employment Letter Agreement, dated January 16, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona

10.24±†	Amendment to Employment Letter Agreement, dated January 6, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona

10.25±†	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona

10.26±†	Amendment to Employment Letter Agreement, dated December 17, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba

Exhibit number	Description

10.27±†	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba

10.28†	Letter Amendment to Independent Director Agreement, dated July 15, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos

10.29†	Independent Director Agreement, dated as of March 28, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos

10.30±†	ZP Holdings, Inc. 2012 Stock Incentive Plan

10.31±†	Form of Incentive Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan

10.32±†	Form of Non-Statutory Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan

10.33±†	ZP Holdings, Inc. 2014 Equity and Incentive Plan

10.34†	Warrant Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.35†	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BioMed Realty Holdings, Inc., Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.36†	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BMV Direct SO LP, New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P., ProQuest Management LLC, Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.37†	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BMV Direct SO LP, New Enterprise Associates 12, Limited Partnership, Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc.

10.38†	First Amendment to Secured Promissory Note, dated as of June 3, 2014, among BMV Direct SOTRS LP, ZP Holdings, Inc. and Zosano Pharma, Inc.

10.39†	Independent Director Agreement, dated as June 23, 2014, between Zosano Pharma Corporation and Troy Wilson

21.1	Subsidiaries of Registrant

23.1†	Consent of Marcum LLP

23.2†	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included on signature page)

24.2	Secretary’s Certificate dated July 25, 2014

**	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission
†	Previously filed
±	Management contract or compensatory plan or arrangement